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                                                                     EXHIBIT 4.1


                             1994 STOCK OPTION PLAN
                                  (AS AMENDED)


SECTION 1.        PURPOSE; DEFINITIONS

                  The name of this plan is the GTECH Holdings Corporation 1994 Stock Option Plan (the "Plan"). The purpose of the Plan is to enable officers and other key employees of GTECH Holdings Corporation (the "Company") and its Affiliates to own shares of stock in the Company, participate in the shareholder value which has been created, and have a mutuality of interest with other shareholders, and to enable the Company to attract, retain and motivate key employees.

                  For the purposes of the Plan the following terms shall be defined as set forth below:

                  (a) "Affiliate" means any corporation which is a subsidiary of the Company within the definition of "subsidiary corporation" under
         Section 424(f) of the Code.

                  (b) "Board" means the Board of Directors of the Company.

                  (c) "Cause" means (i) the willful failure by the Participant to perform substantially his duties as an employee of the Company (other than due to physical or mental illness) after reasonable notice to the Participant of such failure, (ii) the Participant's engaging in serious misconduct that is injurious to the Company, (iii) the Participant's having been convicted of, or entered a plea of nolo contendere to a crime that constitutes a felony, (iv) the breach by the Participant of any written covenant or agreement with the Company not to disclose any information pertaining to the Company or not to compete or interfere with the Company, or (v) abuse of illegal drugs or other controlled substances, or habitual intoxication.

                  (d) "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

                  (e) "Committee" means the Committee referred to in Section 2 below. If at any time no Committee shall be in office, then the functions of the Committee specified in the Plan shall be exercised by the Board.

                  (f) "Company" means GTECH Holdings Corporation, a corporation organized under the laws of the State of Delaware, or any successor organization.

                  (g) "Disability" means permanent and total disability as determined under the Company's long-term disability program.

                  (h) [Reserved]

                  (i) "Fair Market Value" means, as of any given date, the mean of the highest and lowest quoted selling prices of the Stock on the New York Stock Exchange (consolidated trading) or such other method of determining Fair Market Value as shall be authorized by the Code, or the rules and regulations thereunder, and adopted by the Committee.
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                  (j) "Incentive Stock Option" means any Stock Option intended to be and designated as an "Incentive Stock Option" within the meaning of Section 422 of the Code.

                  (k) "Insider" means a Participant who is subject to the requirements of the Rules (as defined below).

                  (l) "Non-Qualified Stock Option" means any Stock Option that is not an Incentive Stock Option.

                  (m) "Participant" means a key employee to whom a grant is made under the Plan.

                  (n) "Plan" means the GTECH Holdings Corporation 1994 Stock Option Plan, as hereinafter amended from time to time.

                  (o) "Retirement" means retirement from active employment with the Company and any Affiliates with the consent of the Board or in accordance with the retirement policies of the Company.

                  (p) "Rules" means the regulations promulgated under Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                  (q) "Securities Broker" means a registered securities broker acceptable to the Company who agrees to effect the cashless exercise of an Option pursuant to paragraph 5(d) below.

                  (r) "Stock" means the Common Stock, $.01 par value per share, of the Company.

                  (s) "Stock Option" or "Option" means any Incentive or Non-Qualified Stock Option to purchase shares of Stock granted pursuant to Section 5 below.

                  In addition, the terms "Change-in-Control" and "Incumbent Director" shall have meanings set forth, respectively, in Section 6.

SECTION 2.        ADMINISTRATION

                  The Plan shall be administered by a Committee of not fewer than two (2) "non-employee directors" (within the meaning of Rule 16b-3(b)(3) under the Exchange Act, or any successor thereto) of the Company who are also "outside directors" (within the meaning of Treasury Regulation Section1.162-27(e)(3), or any successor thereto), who shall be appointed by the Board of Directors of the Company and who shall serve at the pleasure of the Board.

                  The Committee shall have the authority to grant Stock Options to eligible employees, pursuant to the terms of the Plan.

                  In particular, the Committee shall have the authority, subject to the terms of the Plan, to:

                  (a) Select the officers and other key employees of the Company and its Affiliates to whom Stock Options may from time to time be granted hereunder;

                  (b) determine whether and to what extent Incentive Stock Options and Non-Qualified Stock Options or any combination thereof, are to be granted hereunder;

                  (c) determine the number of shares to be covered by each such grant hereunder; and to

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                  (d) determine the terms and conditions of any grant hereunder including, but not limited to: the share price, any restriction or limitation regarding, or any vesting acceleration or forfeiture relating to, any Stock Option or the shares of Stock relating thereto, based on such factors as the Committee shall determine, in its sole discretion, from time to time.

                  The Committee shall be responsible for the administration of the Plan. The Committee, by majority action thereof, is authorized to prescribe, amend, and rescind rules and regulations relating to the Plan, to provide for conditions deemed necessary or advisable to protect the interests of the Company, and to make all other determinations (including, without limitation, whether a Participant has incurred a Disability) necessary or advisable for the administration and interpretation of the Plan in order to carry out its provisions and purposes. Determinations, interpretations, or other actions made or taken by the Committee pursuant to the provisions of the Plan shall be final, binding, and conclusive for all purposes and upon all persons including the Company and Plan participants.

SECTION 3.        AUTHORIZED SHARES AND ADJUSTMENTS

                  (a) Stock Subject to Plan. The stock to be subject or related to grants under the Plan shall be shares of the Company's Stock and may be either shares held in the treasury of the Company or authorized and unissued shares. Subject to adjustment in accordance with paragraph 3(b) below, up to an aggregate maximum of 1,800,000 shares shall be authorized for Stock Options under the Plan, any or all of which may be granted in the form of Incentive Stock Options; provided however, that in any calendar year in which the Plan is in existence, Stock Options granted to any one Participant in the Plan may not cover more than 12-1/2% of the total shares of Stock authorized under the Plan.

                  Any shares of Stock subject to a Stock Option which expires or otherwise terminates for any reason whatever (including, without limitation, the surrender thereof) without having been exercised, shall continue to be available for the granting of Options under the Plan, provided, however, that (i) if a Stock Option is cancelled, the shares covered by the cancelled Stock Option shall be counted against the maximum number of shares specified in this paragraph 3(a) for which Stock Options may be granted to an individual Participant, and (ii) if the exercise price of a Stock Option is reduced after the date of grant (otherwise than pursuant to paragraph 3(b) below), the transaction shall be treated as a cancellation of the original Stock Option and the grant of a new Stock Option for purposes of counting the maximum number of shares for which Stock Options may be granted to an individual Participant.

                  (b) Capital Adjustments. The number of shares which may be issued under the Plan, the maximum number of shares with respect to which Stock Options may be granted to any individual Participant under the Plan, both as stated in paragraph 3(a) above, the number of shares issuable upon exercise of outstanding Stock Options under the Plan (as well as the Option exercise price per share under such outstanding Options), shall, subject to the applicable provisions of Section 424(a) of the Code, be adjusted, as may be deemed appropriate by the Committee, to reflect any stock dividend, stock split, share combination, or similar change in the capitalization of the Company.

                  In the event of a corporate transaction (as that term is described in Section 424(a) of the Code and the Treasury Regulations issued thereunder as, for example, a merger, consolidation, acquisition of property or stock, reorganization, or liquidation), each outstanding Stock Option shall be assumed by the surviving or successor corporation; provided, however, that, in the event of a proposed corporate transaction, the Committee may terminate all or a portion of the outstanding Stock Options if it determines that such termination is in the best interests of the Company. If the Committee decides to terminate outstanding Stock Options, the Committee shall give each Participant holding a Stock Option to be terminated not less than fourteen days' notice prior to any such termination by reason of such a corporate transaction, and any such Stock Option which is to be so

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terminated may be exercised (to.the extent that it is then exercisable or to any greater extent as the Committee, in its sole discretion, shall determine up to, and including the date immediately preceding such termination).

                  The Committee also, in its discretion, may change the terms of any outstanding Stock Option to reflect any such corporate transaction, provided that, in the case of Incentive Stock Options, such change is excluded from the definition of a "modification" under Section 424(h) of the Code.

SECTION 4.        ELIGIBILITY

                  Officers and other key employees of the Company and its Affiliates (but excluding members of the Committee, any person who serves only as a director of the Company and/or of its Affiliates and Messrs. Guy B. Snowden and Victor Markowicz) who are responsible for or contribute to the management, growth and/or profitability of the business of the Company and/or its Affiliates and who are selected by the Committee are eligible for grants under the Plan. Selection of an employee for a grant at any time does not give an employee the right to receive any additional grants in the future, unless such employee is again selected by the Committee.

SECTION 5.        STOCK OPTIONS

                  The Committee shall have the authority to grant any optionee Incentive Stock Options, Non-Qualified Stock Options, or both types of Stock Options. To the extent that any Stock Option does not qualify as an Incentive Stock Option, it shall constitute a separate Non-Qualified Stock Option. Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve.

                  Each Stock Option shall be evidenced by a Stock Option (i.e.. Grant) agreement that shall specify the type of Option granted, the exercise price, the duration of the Option, the number of shares of Stock to which the Option pertains, and such other terms and conditions not inconsistent with the Plan as the Committee shall determine.

                  Anything in the Plan to the contrary notwithstanding, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code, or, without the consent of the optionee(s), so as to disqualify any Incentive Stock Option under such Section 422.

                  Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem appropriate:

                  (a) Option Price. The option exercise price per share of Stock shall be determined by the Committee at the time of grant but shall be not less than the 100% of the Fair Market Value of the Stock on the date of grant. However, any Incentive Stock Option granted to any optionee who, at the time such Option is granted, owns more than 10% of the voting power of all classes of stock of the Company or of a "Parent" or "Subsidiary" corporation (as such terms are defined in the Code and the regulations promulgated thereunder), shall have an exercise price not less than 110% of Fair Market Value per share on date of the grant.

                  (b) Option Term. The term of each Stock Option shall be fixed by the Committee, but no Stock Option shall be exercisable more than ten years after the date the Option is granted. However, any Incentive Stock Option granted to any optionee who, at the time the option is granted owns more than 10% of the voting power of all classes of Stock of the Company, or of a Parent or Subsidiary

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         corporation, may not have a term of more than five years. No Option may be exercised by any person after expiration of the term of such Option.

                  (c) Exercisability. Subject to Section 7 below, Stock Options shall be exercisable at such time or times (including.on an accelerated basis) and subject to such terms and conditions as shall be determined by the Committee at or after grant; provided however, that except as provided in paragraph 5(f) or Section 6 below, unless otherwise determined by the Committee at or after grant, no Stock Option shall be exercisable during the six months following the date of the granting of such Option. Only full shares shall be issued under the Plan, and any fractional share which might otherwise be issuable upon the exercise of an Option granted under the Plan shall be forfeited.

                  (d) Method of Exercise. Subject to the terms and conditions established by the Committee under paragraph 5(c) above, Stock Options may be exercised, in whole or in part to the extent exercisable, at any time and from time to time during the option exercise period, by giving written notice of exercise to the Company specifying the number of shares to be purchased.

                  Such notice shall be accompanied by payment in full of the purchase price, either by certified or bank check, or such other instrument as the Committee may accept. As determined by the Committee, in its sole discretion, at or after grant, payment in full or in part may also be made in the form of unrestricted Stock already owned by the optionee; provided however, that in the case of an Incentive Stock Option, the right to make a payment in the form of currently owned shares may be authorized only at the time such Option is granted.

                  If payment of the option exercise price of a Stock Option is made in whole or in part in the form of stock already owned by the Participant, the Company may require that the Stock be owned by the Participant for a period of time so that such payment would not result in a charge to the Company's earnings as a result of the exercise. Such provision also may be used by the Company to prevent a pyramid exercise.

                  As soon as practicable after receipt of a written exercise notice and full payment of the exercise price, the Company shall deliver to the Participant a certificate or certificates representing the acquired shares of Stock.

                  Notwithstanding the foregoing, the Committee, in its sole discretion, may permit a "cashless exercise" of an Option. Any such cashless exercise shall be effected by the Participant delivering to the Securities Broker instructions to sell a sufficient number of shares of Common Stock to cover the costs and expenses associated therewith.

                  (e) Non-transferability of Options. No Stock Option shall be transferable by the optionee other than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable, during such optionee's lifetime, only by the optionee except to the extent otherwise permitted under the applicable provisions of Rule 16b-3 of the Exchange Act and with respect to Incentive Stock Options, Code Section 422 and the regulations promulgated thereunder.

                  (f) Termination of Employment. Subject to Section 7 below, at or after the date of grant, the Committee shall determine, in its sole discretion, the extent to which any unexercised Options held by the optionee shall be exercised during the remaining term of such Options, including whether such Options shall be exercised on an accelerated basis, in the event an optionee's employment by the Company terminates by reason of death, Disability, Retirement, or termination without Cause; provided however, that the exercise period for any such Option shall not exceed the shorter of (i) one year (or

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         such shorter period required by Section 422 of the Code in the case of
         Incentive Stock Options) from the date of such termination of employment or (ii) the stated term of such Stock Option.

                  (g) Termination for Cause. Unless otherwise determined by the Committee, in its sole discretion, if an optionee's employment by the Company terminates for Cause, all unexercised vested and non-vested outstanding Options held by such optionee shall lapse and be forfeited.

                  (h) Incentive Stock Option Limitations. To the extent required for "Incentive Stock Option" status under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the Stock with respect to which Incentive Stock Options granted are exercisable for the first time by the optionee during any calendar year under the Plan and/or any other stock option plan of the Company or a Parent or Subsidiary of the Company (within the meaning of Section 424 of the Code) shall not exceed $100,000.

SECTION 6.        CHANGE-IN-CONTROL PROVISIONS

                  (a) Impact of Event. In the event of a "Change-In-Control" as defined in paragraph 6(b) below, unless otherwise determined by the Committee at or after grant, but prior to the occurrence of such Change-In-Control and subject to paragraph 3 (b) above, any and all Stock Options awarded under the Plan not previously exercisable and vested shall become fully vested and exercisable.

                  (b) Definition of "Change-In-Control." For purposes of paragraph 6 (a) above, a "Change-In-Control" means the happening of any of the following:

                           (i) the members of the Board at the beginning of any
                  consecutive twenty-four calendar month period (the "Incumbent Directors") cease for any reason other than due to death to constitute at least a majority of the members of the Board, provided that any director whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the members of the Board then still in office who were members of the Board at the beginning of such twenty-four calendar month period or who was nominated as a director by DLJ Capital Corporation, the Management Investors and/or the Voting Trustee pursuant to the Amended and Restated Stockholders Agreement dated July 20, 1992, as amended, shall be deemed an Incumbent Director;

                           (ii) any "person," including a "group" (as such terms
                  are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding the Company, any of its Affiliates, any employee benefit plan of the Company or any of its Affiliates or DLJ Capital Corporation or any of its Affiliates) is or becomes the "beneficial owner" (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing the greater of 30% or more of the combined voting power of the Company's then outstanding securities;

                           (iii) the stockholders of the Company shall approve a
                  definitive agreement (1) for the merger or other business combination of the Company with or into another corporation if
                  (A) a majority of the directors of the surviving corporation were not directors of the Company immediately prior to the merger or (B) the stockholders of the Company immediately prior to the effective date of such merger own less than 50% of the combined voting power in the then outstanding securities in such surviving corporation or (2) for the sale or other disposition of all or substantially all of the assets of the Company; or

                           (iv) the purchase of Stock pursuant to any tender or
                  exchange offer made by any "person", including a "group" (as such terms are used in Sections 13(d) and 14(d) of the

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                  Exchange Act), other than the Company, any of its Affiliates, an employee benefit plan of the Company or any of its Affiliates or DLJ Capital Corporation or any of its Affiliates for 30% or more of the Stock of the Company.

SECTION 7.        AMENDMENTS AND TERMINATION

                  The Board may amend, alter, or discontinue the Plan at any time and from time to time, but no amendment, alteration, or discontinuation shall be made which would materially impair the rights of a Participant with respect to a Stock Option which has been granted under the Plan, without the Participant's consent, and no amendment shall be made which, without the approval of the Company's stockholders:

                  (a) would, with respect to any amendment:

                           (i) materially increase the benefits accruing to
                  directors and officers, within the meaning of Rule 16a-1(f) under the Exchange Act (hereinafter referred to as "Officers"), under the Plan;

                           (ii) materially increase the number of Common Shares
                  which may be issued to directors and Officers under the Plan;
                  or

                           (iii) materially modify the requirements as to
                  eligibility for directors and Officers to participate in the Plan;

                  (b) would, with respect to Incentive Stock Options:

                           (i) change the class of employees eligible to
                  participate in the Plan;

                           (ii) except as permitted under Section 3 above,
                  increase the maximum number of Common Shares with respect to which Incentive Stock Options may be granted under the Plan; or

                           (iii) extend the duration of the Plan under Section 9
                  below with respect to any Incentive Stock Options granted hereunder; or

                  (c) would require shareholder approval pursuant to Treasury Regulation Section1.162-27(e)(4)(vi), or any successor thereto.

                  The Committee may amend the terms of any Stock Option or other award theretofore granted, prospectively or retroactively, but, subject to
Section 3 above, no such amendment shall materially impair the rights of any holder without the holder's consent. The Committee may also substitute new Stock Options for previously granted Stock Options, including previously granted Stock Options having higher option prices.

                  Subject to the above provisions, the Board shall have broad authority to amend the Plan to take into account changes in applicable tax laws and accounting rules, as well as other developments.

SECTION 8.        GENERAL PROVISIONS

                  (a) The Committee may require each person purchasing shares pursuant to a Stock Option under the Plan to represent to and agree with the Company in writing that the optionee or Participant is acquiring the shares without a view to distribution thereof. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

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                  All certificates for shares of Stock or other securities
delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Exchange Act, any stock exchange upon which the Stock is then listed, and any applicable Federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

                  (b) Nothing contained in the Plan shall prevent the Board of Directors from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

                  (c) The adoption of the Plan and the receipt of grants hereunder shall not confer upon any employee of the Company or any Affiliate any right to continued employment with the Company or any Affiliate, as the case may be, nor shall it interfere in any way with the right of the Company or any Affiliate to terminate the employment of any of its employees at any time. Further, an optionee shall have no rights as a shareholder of the Company with respect to any shares covered by such person's Options until the issuance of a stock certificate to him or her representing such shares.

                  (d) No later than the date as of which an amount first becomes includible in the gross income of a Participant for Federal income tax purposes with respect to any Stock Option under the Plan, such Participant shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Committee, the minimum required withholding obligations may be settled with Stock, including Stock that is part of the Stock Option that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditioned on such payment or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

                  (e) At the time of grant of any Stock Option, the Committee may provide that any shares of Stock received as a result of such grant shall be subject to a right of first refusal, pursuant to which the Participant shall be required to offer to the Company any shares that the Participant wishes to sell, with the price being the then Fair Market Value of the Stock, subject to such other terms and conditions as the Committee may specify at the time of grant.

                  (f) Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company, to the fullest extent permissible by Delaware Law, against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit, or proceeding to which such person may be made a party or in which such person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by such person in settlement thereof, with the Company's approval, or paid by such person in satisfaction of any judgement in any such action, suit, or proceeding against such person, provided such person shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person's own behalf. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company's Articles of Incorporation or ByLaws, by contract, as a matter of law, or otherwise.

                  (g) Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its employees in cash or property, in a manner which is not expressly authorized under the Plan.

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                  (h) The granting of awards and the issuance of shares of Stock shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

                  (i) Grants made and amounts received under the Plan shall not be deemed compensation for purposes of calculating an employee's rights under any employee benefit plan unless otherwise expressly stated in such plan.

                  (j) The Plan and all awards made and actions taken thereunder shall be governed by and construed in accordance with laws of the State of Delaware.

SECTION 9.        EFFECTIVE DATE AND DURATION OF PLAN

                  The Plan became effective on May 5, 1994 and was approved by shareholders on July 12, 1994. As amended and restated, the Plan shall be effective on December 17, 1996. Unless earlier terminated as provided in the Plan, the Plan shall terminate at 12:00 midnight on May 4, 2004 and no Option shall be granted under the Plan thereafter. However, termination of the Plan shall not affect any Options previously granted, which Options shall remain in effect in accordance with their terms and the terms of the Plan.

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